May 2008

Summary of FHLBank Provisions in Senate Banking Committee GSE Reform Bill

(Prepared by staff members at the Council of Federal Home Loan Banks)

On May 20, 2008 the Senate Banking Committee marked –up and approved, by a vote of 19-2, an original bill, the “Federal Housing Finance Regulatory Reform Act of 2008”.

The Senate bill would abolish the Federal Housing Finance Board one year after the date of enactment, and would establish a new regulator – the Federal Housing Finance Agency — for the Federal Home Loan Banks, as well as Fannie Mae and Freddie Mac. The new regulator would be headed by a Director appointed by the President and confirmed by the Senate for a five year term, and three Deputy Directors. The Deputies would oversee Enterprise Regulation, FHLBank Regulation, and Housing Mission and Goals. (The Deputy Director for Housing Mission and Goals has oversight of the housing mission and goals of Fannie and Freddie, as well as oversight of the housing finance and community and economic development mission of the FHLBanks.)

The bill would establish a four member oversight board –the Federal Housing Finance Oversight Board — consisting of the Director, who serves as chair; the Secretaries of Treasury and HUD; and the SEC Chairman.

The new regulator would be an independent agency. The Director would be removable only for cause. Funding for the agency is not subject to the appropriations process. Congressional testimony is not subject to prior clearance. In addition, the new agency has independent litigating authority.

The new regulator is given broad authority to set capital standards for the FHLBanks, Fannie Mae and Freddie Mac, and to take enforcement actions in a manner similar to the Federal banking agencies. The bill provides broad conservatorship and receivership authority.

With respect to the FHLBanks, the Committee bill included the following provisions:

Recognition of Distinctions Between the Enterprises and the FHLBanks – The bill includes, at Section 201, a provision that requires the Director, before taking any formal or informal supervisory, regulatory, or enforcement action relating to the FHLBanks (including the issuance of examination guidance), to consider the differences between the FHLBanks and the enterprises, including the Banks’ — cooperative ownership structure; affordable housing and community development mission; capital structure; and joint and several liability.

FHLBank Governance — The bill provides that the FHLBanks are to be governed by 13 directors (or such other number that the Director determines appropriate.) At least two-fifths of the directors must be independent (non-member) directors who are to be elected by the Bank’s members from persons nominated by each Bank’s board of directors after consultation with the Advisory Council of the Bank.

At least two independent directors must represent the “public interest”, and must have at least four years experience in representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

The other independent directors must have demonstrated knowledge or experience in financial management, auditing and accounting, risk management practices, derivatives, project development, organizational management, or such other expertise as the Director provides by regulation.

The bill includes a conflict of interest provision specifying that during their terms of office independent directors may not serve as an officer of a FHLBank and may not serve as an officer, director, or employee of any member of a Bank, or of any person receiving advances from a Bank. (The bill removes the provision in current law at Section 7(a) that provides that appointed directors may not “hold shares, or any other financial interest in, any member of a Bank.”)

A majority of the directors of each FHLBank must be member directors. All directors have four year terms and a three consecutive term limit. The bill repeals the present statutory caps on director compensation. The grandfather clause providing for each state to have at least the same number of elected directors as it had as of December 31, 1960 – is retained except in the case of a merger of FHLBanks.

Debt Issuance – At Section 204, the bill retains the function of the present Office of Finance in issuing and servicing the consolidated debt of the FHLBank System.

Housing Goals on AMA Programs – At Section 205, the Committee bill requires the Director to establish housing goals with respect to the purchases of mortgages by the FHLBanks. In establishing these goals, the Director is to consider the unique mission and ownership structure of the FHLBanks. To facilitate an orderly transition, the Director must establish interim target goals for the two calendar years after date of enactment of this section.

Community Development Financial Institutions (CDFI’s) – At Section 206, CDFIs that are certified under the Community Development Banking and Financial Institutions Act of 1994 are made eligible for FHLBank membership.

Sharing of Information – At Section 207, the Committee bill provides that the Director must issue regulations to ensure that each bank has access to information concerning the other banks in order to enable each bank to evaluate the nature and extent of its joint liability.

SEC Registration and Exemptions – At Section 208, the bill includes a number of exemptions for the FHLBanks from complying with certain provisions of the securities laws, including provisions relating to proxies, purchasing their own securities, certain periodic reports and tender offers.

Voluntary Mergers – At Section 209, the bill authorizes the voluntary merger of FHLBanks with the approval of the Director and the banks’ boards. The Director is to issue regulations regarding the conditions and procedures for voluntary mergers, including procedures for bank member approval.

Authority to Reduce Districts – At Section 210, the Committee Print provides that the number of FHLBank districts may be reduced to less than 8 as a result of a voluntary merger or as a result of the Director’s action to liquidate a Bank.

Community Financial Institutions (CFIs) — At Section 211, the bill raises the asset size of “community financial institutions” from $500 million to $1 billion. The bill also provides that community development activities are authorized for CFI advances and collateral.

Report on Collateral and Mortgages Purchased- Section 212 of the Committee bill requires the Director to submit an annual report to Congress on the collateral pledged to the Banks, including an analysis of collateral by type and by Bank district. Also, each FHLBank is required to provide census tract level data on mortgages purchased. The Director is to make this data available to the public, unless it is determined to be proprietary.

REFCORP – The Committee bill at Section 213 requires the Director to submit to Congress semiannual reports on the projected date for the completion of the required contributions.

Liquidation and Reorganization Due Process Requirement — At Section 214 the bill amends Section 26 of the FHLBank Act to require that 30 days before liquidating or reorganizing a Bank, the Director must provide notice to the Bank and disclose the facts and circumstances on which the action is based. The Bank may contest the action in a formal hearing under the Administrative Procedures Act.

Securitization Study – Section 215 includes a requirement that the Director conduct a study on securitization of mortgages purchased under the AMA programs and submit a report to Congress within a year.

Study of FHLBank Advances – Section 217 of the Committee bill requires the Director to conduct a study and report to Congress, within a year of the date of enactment, on the extent to which loans and securities used as collateral to support FHLBank advances are consistent with the interagency guidance on non-traditional mortgage products. The study is to consider and recommend any additional actions to ensure that the FHLBanks are not supporting loans with predatory characteristics. The Director is to provide an opportunity for the public to comment on any recommendations.

AHP Refinancing Authorization — The Committee bill includes language providing that during the two year period following the date of enactment, AHP subsidized advances may be used to refinance loans for families having an income at or below 80 percent of the median area income.

Definition of “ Entity Affiliated Party” – The bill provides that FHLBank member shareholders are not considered to have participated in the affairs of the FHLBank solely by reason of being a shareholder of, and obtaining advances from, the FHLBank.

Separate Treatment of Assessments – At Section 106 the Committee bill includes language providing for separate treatment of FHLBank and Enterprise assessments.

Joint Offices – While the Senate Committee bill does not include a separate section providing for joint offices, as did the House passed bill, the Committee bill does repeal Section 2B of the Federal Home Loan Bank Act, which abolished FHLBank joint offices.